NOTICE TO SHAREHOLDERS

     Pursuant to Rule 14f-1 adopted under the  Securities  Exchange Act of 1934,
as  amended,   InfoAmerica,   Inc.  (the  "Company")   furnishes  the  following
information to shareholders of record as of May 14, 1999.

     The Company has entered into an agreement pursuant to which three corporations which, together, own and operate a cable television system in and around Tehachapi, California, shall be merged with and into three newly-formed subsidiary corporations of the Company (the "Merger Transaction"). As a result of the Merger Transaction, the Company shall acquire ownership and control of the cable television business operated by the three acquired corporations in exchange for the issuance, to nonaffiliated persons, of a number of shares of common stock equal to approximately 53.2% of the outstanding common stock following the transaction. The Merger Transaction is expected to close on or after 10 days from the date that this Notice is mailed to shareholders.

     As of the anticipated date of the closing of the Merger Transaction, the Company has 5,214,621 shares of its $0.025 par value common stock issued and outstanding, each of which is entitled to one vote. Upon completion of the Merger Transaction, the Company anticipates that there will be issued and outstanding 25,973,106 shares of its common stock.

     In connection with the Merger Transaction, a change of control will be effected. Richard W. Clark and Richard Lubic, who together will own approximately 53.2% of the Company's issued and outstanding voting common stock, will have control of the Company following the Merger Transaction and may be deemed to be parents of the Company. Prior to the completion of the Merger
Transaction, Messrs. Knight and Salmen may be deemed to be parents of the Company by virtue of their ownership of approximately 62.9% of the issued and outstanding voting common stock. Messrs. Knight and Salmen will own approximately 12.6% following the Merger Transaction.

     At the closing, persons who currently serve as officers and directors of the Company shall resign and the following is information concerning each of the persons who will be elected as directors of the Company at the closing of the Merger Transaction to serve until the next annual meeting of shareholders and until their successors are elected and qualified:

     Richard ("Dick") W. Clark, 69, will be Chairman of the Company. He has been Chairman and Chief Executive Officer and a director of dick clark productions, inc. since its inception in 1957. He acts as executive producer on almost all of the television programs produced by dick clark productions, inc. Mr. Clark is also Chairman of United Stations Radio Networks Inc., a privately held radio network. Mr. Clark is the principal stockholder, as well as a director and executive officer, of Olive Enterprises, Inc., a Pennsylvania corporation ("Olive"). Olive is a company controlled by Mr. Clark. Mr. Clark also acts and performs on a freelance basis.

     Richard Lubic, 61, will be President of the Company. He is the Managing Partner of DDD Cablevision of Tehachapi, California, a cable television system covering northern Kern County, California since 1990. In addition, he is the President, CEO and Co-owner (along with Dick Clark) of D.L. Hawk, a California Corp. which is the management company of DDD Cablevision. Since 1998, he has been Chairperson and CEO of Sportnuts.com, Provo, Utah, a direct sales organization that combines network marketing, cable television and the internet to offer sports products and services to sports fans. Prior to 1990, Mr. Lubic was a consultant for D.L. Ranch Corp., a Laguna Beach, California based cable TV, satellite and broadcasting corporation. Earlier in his career, Mr. Lubic was with Time-Life Broadcast as National Director of Cable Television. Mr. Lubic studied at the University of Idaho from 1958 to 1960.

     Michael Risman, 61, is the Managing Partner of Hollingsworth and Lord Ltd., a financial consulting firm in Marina Del Rey, California since its inception in 1998. Prior thereto from 1991 through 1997 he was with Malvern Financial Services Corp. as head of investments for this government subsidized low income housing investment firm. Earlier in his career he was an attorney with the Securities and Exchange Commission in Washington, D. C. Mr. Risman graduated from the University of Michigan in 1960 and Georgetown Law Center in 1964.

     Milton Miller, 66, has been a Consultant for the International Monetary Business Corporation, a Nassau (Bahamas) based International Financial Management Firm since 1993. He is also a director of Germinda Private, Ltd., a manufacturer and exporter of computer products and accessories since 1994. In 1958, Mr. Miller founded Lane Leather, a privately-owned manufacturing, sales and distribution company in the field of leather products. He retired from Lane Leather in 1993 after 35 years. Mr. Miller graduated from City College of New York in 1954 with a BBA degree.

     Matthew Paul Lasky, 43, is the Managing Director of LF Holdings, a privately-owned family investment company since 1996. In addition, Mr. Lasky has owned and operated Westways World Travel, Inc. and Westways Pacific Tours since 1980, the latter specializing in Group Tours in Baja California (Mexico). Mr. Lasky is also a real estate developer in Baja, as well as in Kauai, Hawaii. Mr. Lasky attended both West Los Angeles Junior College and Santa Monica College.

     Certain Relationships and Related Transactions. None of the foregoing persons has been a party to any transaction during the last two years in which the Company was or is to be a party except that, as set forth above, Richard W. Clark and Richard Lubic will acquire shares of the Company's outstanding voting common stock at the closing of the Merger Transaction described above. Until the closing of the Merger Transaction, neither of Messrs. Clark or Lubic was nor will be an affiliate nor an officer or director of the Company. Each of Messrs. Risman, Miller and Lasky will receive shares of common stock of the Company at the time they become directors. Also, certain persons who have served as finders, advisors and consultants in the Merger Transaction will receive common stock for such services.


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


     The following table shows information concerning the identification and address of each person which prior to the Merger Transaction was the beneficial owner of more than 5% of the Company's outstanding common stock, its only class of voting securities:

Name and Address of                                              Amount and Nature
Beneficial Owner                         Title of Class       of Beneficial Ownership         Percent of Class
-------------------                      --------------       -----------------------         ----------------
Paul F. Knight .........................    Common Stock              1,658,520                   31.8%
2600 Canton Ct., Ste G
Ft. Collins, CO 80525

Larry J. Salmen ........................    Common Stock              1,621,710                   31.1%
2600 Canton Ct., Ste G
Ft. Collins, CO 80525

     The following table sets forth the name and address of each person who will be the beneficial owner of more than 5% of any class of voting securities of the Company following the Merger Transaction.

Name and Address of                                               Amount and Nature
Beneficial Owner                         Title of Class       of Beneficial Ownership(1)      Percent of Class
-------------------                      --------------       -------------------------       ----------------
Richard W. Clark........................   Common Stock             13,834,000(1)                   53.2%
3003 West Olive Ave.
Burbank, CA 80525

Richard Lubic ..........................   Common Stock             13,834,000(1)                   53.2%
c/o  Country Cable
Box 4400-123
S. R. 3
Tehachapi, CA 93561
-------------------

(1) Represents the total number of shares to be owned by Messrs. Clark and Lubic. Under a voting agreement, Mr. Clark will be entitled to exercise voting control for all shares.

Executive Compensation

     The following table shows all compensation paid by the Company to its executive officers during each of the last three fiscal years ended December 31, 1998:


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


                           Summary Compensation Table

Name and                                                                               Restricted             Option
Principal Position                  Year          Salary($)           Bonus($)         Stock Awards($)        Shares(#)
------------------                  ---           --------            -------          --------------         --------
Paul F. Knight .................... 1998          $92,400(2)             --                  --                  --
CEO                                 1997          $90,363                --                  --                  --
                                    1996          $84,061(1)             --                  --                  --
Larry J. Salmen ................... 1998          $91,200(4)             --                  --                  --
COO                                 1997          $90,061(3)             --                  --                  --
                                    1996          $85,982(3)             --                  --                  --

     (1) All salaries were cash compensation except for $6,336 that was unpaid as of December 31, 1996.

     (2) All salaries were cash compensation except for $11,600 that was unpaid as of December 31, 1998 and $4,672 that was paid in advance during 1997.

     (3) All salaries were cash compensation except for $8,400 that was unpaid as of December 31, 1997 and $422 that was unpaid as of December 31, 1996.

     (4) All salaries were cash compensation except for $22,100 that was unpaid as of December 31, 1998.

     The Board of Directors has no standing audit, nominating or compensation committees or committees performing similar functions. During the fiscal year ended December 31, 1998, the Board of Directors of the Company held two meetings, both of which were held by unanimous written consent without an actual meeting.

May 19, 1999

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                           INFOAMERICA, INC.
                                           a Colorado corporation


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